CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Fund Service Providers” in the Registration Statement on Form N-1A of the T. Rowe Price U.S. Limited Duration TIPS Index Fund (one of the funds constituting T. Rowe Price Index Trust, Inc.)

/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Baltimore, Maryland

October 23, 2020